 Exhibit 4

LETTER TO SHAREHOLDERS

The Stilwell Group

111 Broadway, 12th Floor

New York, NY 10006

(212) 269-1551

Info@StilwellGroup.com

March 16, 2021

Dear Fellow PFBX Owner,

We are “The New York Hedge Fund Attacking Your Bank” according to PFBX’s board of directors. And, isn’t that all you need to know? These men, who oversee a bank that has performed poorly for D E C A D E S, now have the nerve to cite Covid for their troubles.

For decades, a certain family passes the CEO role from father to son, taking multiple six figure sums every year as compensation, all the while paying the OWNERS—You and Us—a ONE-PENNY DIVIDEND. That takes a lot of nerve!

We’re not attacking the Bank. We love the Bank. What we hate are cozy relationships where insiders make out while owners suffer.

Sincerely,

Megan Parisi
MParisi@StilwellGroup.com
(212) 269-1551

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Stilwell Activist Investments, L.P. (“Stilwell Activist Investments”), together with the other participants named herein, intends to file a preliminary proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of their director nominee at the 2021 annual meeting of stockholders of Peoples Financial Corporation, a Mississippi corporation (the “Corporation”).

STILWELL ACTIVIST INVESTMENTS STRONGLY ADVISES ALL STOCKHOLDERS OF THE CORPORATION TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Stilwell Activist Investments, Stilwell Activist Fund, L.P. (“Stilwell Activist Fund”), Stilwell Value Partners VII, L.P. (“Stilwell Value Partners VII”), Stilwell Value LLC, Joseph D. Stilwell and Peter Prickett.

As of the date hereof, Stilwell Activist Investments directly owned 354,206 shares of Common Stock, par value $1.00 per share, of the Corporation (the “Common Stock”). As of the date hereof, Stilwell Activist Fund directly owned 47,122 shares of Common Stock. As of the date hereof, Stilwell Value Partners VII directly owned 83,317 shares of Common Stock. Stilwell Value LLC, as the general partner of each of Stilwell Activist Investments, Stilwell Activist Fund and Stilwell Value Partners VII, may be deemed the beneficial owner of the 484,645 shares of Common Stock owned in the aggregate by Stilwell Activist Investments, Stilwell Activist Fund and Stilwell Value Partners VII. Mr. Stilwell, as the managing member and sole owner of Stilwell Value LLC, may be deemed the beneficial owner of the 484,645 shares of Common Stock owned in the aggregate by Stilwell Activist Investments, Stilwell Activist Fund and Stilwell Value Partners VII. As of the date hereof, Mr. Prickett does not beneficially own any securities of the Corporation.